UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC  20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 23, 2017

Dominion Midstream Partners, LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	001-36684 (Commission File Number)	46-5135781 (IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia (Address of Principal Executive Offices)	23219 (Zip Code)

Registrant's Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2017, Dominion Midstream Partners, LP ("Dominion Midstream") announced the appointments of Mr. John A. Luke, Jr. and Ms. Diane Leopold to the Board of Directors of Dominion Midstream GP, LLC, the general partner of Dominion Midstream. Mr. Luke was also appointed to the Conflicts Committee.

Upon election, Mr. Luke will receive compensation for his services as described under the non-employee directors' annual compensation for Dominion Midstream GP, LLC, which can be found as Exhibit 10.15 to Dominion Midstream's Form 10-K for the year ended December 31, 2015, and includes common units granted under and pursuant to the terms of the Dominion Midstream 2014 Long-Term Incentive Plan, which can be found as Exhibit 10.6 to Dominion Midstream's Form 8-K filed October 20, 2014.

Ms. Leopold is an officer of Dominion Midstream GP, LLC, and as such, she will not receive any separate compensation for her services as a director.

During 2016, Mr. Thomas P. Wohlfarth, the spouse of Ms. Leopold, was employed by the services company of Dominion Resources, Inc. ("Dominion"), the ultimate parent of the general partner of Dominion Midstream, as Senior Vice President – Regulatory Affairs. For 2016, Mr. Wohlfarth received aggregate compensation of approximately $998,000, consisting of salary, annual and long-term incentive plan payouts, restricted stock (including dividend payments) and other benefits. His compensation and benefits were consistent with Dominion's overall compensation principles based on his years of experience, performance and position.

Dominion Midstream also announced the resignation of Mr. Joseph M. Rigby from the Board of Directors of Dominion Midstream GP, LLC, effective February 23, 2017. Mr. Rigby's resignation is not the result of any disagreement with Dominion Midstream.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION MIDSTREAM PARTNERS, LP Registrant

By: Dominion Midstream GP, LLC
Its general partner

/s/ Carter M. Reid
Carter M. Reid Senior Vice President and Corporate Secretary

Date:  February 23, 2017